Exhibit 99.3

Contact Information

Susan Eich

612-851-6205

susan.eich@softbrands.com

SOFTBRANDS ACCEPTED FOR LISTING ON AMERICAN STOCK EXCHANGE

Expects to Begin Trading under Ticker SBN on Dec. 28

Minneapolis, Minn. – Dec. 20, 2005 — SoftBrands, Inc. (OTC: SFBD) was notified that its application for listing on the American Stock Exchange has been approved.  The trading of SoftBrands’ common stock is expected to begin December 28, 2005, under the trading symbol SBN. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

“SoftBrands is very pleased to take this step and be listed on the American Stock Exchange,” said George Ellis, SoftBrands chairman and chief executive officer. “This is a significant milestone for this company and our employees — and we know that listing on a national exchange is something our shareholders have been waiting for and will view as a positive step.”

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small- to medium-sized businesses in the manufacturing and hospitality industries worldwide. With more than 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has more than 550 employees with branch offices in Europe, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.